Exhibit 99.1

For further information, contact John W. Hayden Senior Vice President — Controller and Investor Relations (636) 736-7000
FOR IMMEDIATE RELEASE
Reinsurance Group of America Enters into Share Repurchase Agreement
     ST. LOUIS, March 7, 2011 — Reinsurance Group of America, Incorporated (“RGA”) (NYSE: RGA) today announced that it has entered into a definitive agreement with Barclays Bank PLC (“Barclays”), acting through its agent, Barclays Capital, Inc., to purchase shares of its common stock under an accelerated share repurchase (“ASR”) program. Pursuant to the agreement, the company purchased 2.5 million shares from Barclays for $149.4 million, or $59.76 per share. Under the ASR agreement, Barclays plans to purchase an equivalent number of shares of common stock in the open market from time to time until it has acquired that number. At the end of this period, RGA may receive, or may be required to remit, a purchase price adjustment based upon the volume weighted average price of its common shares during the period. The purchase price adjustment can be settled, at the election of RGA, in cash or in shares of its common stock.
     Upon completion of the ASR agreement, and considering the 3.0 million shares purchased from MetLife, Inc. on February 15, 2011, RGA will have substantially offset the share dilution associated with the redemption of its Trust Preferred Income Equity Redeemable Securities completed March 4, 2011.
     This news release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such states.
About RGA
     Reinsurance Group of America, Incorporated is among the largest global providers of life reinsurance, with subsidiary companies or offices in Australia, Barbados, Bermuda, Canada, China, France, Germany, Hong Kong, India, Ireland, Italy, Japan, Mexico, the Netherlands, Poland, South Africa, South Korea, Spain, Taiwan, the United Kingdom and the United States. At December 31, 2010, the company had approximately $2.5 trillion of worldwide life reinsurance in force and assets of $29.1 billion.
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